Exhibit 99.1

Lime Energy Co. Reports Results for
Three-Month and Twelve-Month Periods Ended December 31, 2009

Company records fourth consecutive year of growth

ELK GROVE VILLAGE, IL, March 23, 2010—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency and renewable energy solutions, today announced its results for the three and twelve month periods ended December 31, 2009.

“2009 was a successful and a transitional year for Lime Energy” stated David Asplund, Chief Executive Officer.  We grew revenues by 8.7% and increased gross profit by 1.3% over 2008 pro-forma results, strengthened our balance sheet and launched several exciting new growth initiatives, all in spite of a difficult economic environment.  For the year, revenue from our C&I (commercial and industrial) business was roughly flat over the previous year which is particularly impressive given the overall decline in corporate capital spending last year.  Our Public Sector business achieved a 12.8% revenue increase over the previous year on a pro-forma basis, which is also impressive given the unintended slowdown caused by the federal stimulus program.  In addition, during the year we invested in new initiatives including the formation of a national accounts team focusing on large corporate customers with multi-site, comprehensive opportunities, introduced our Utility demand side program management and implementation services to help utilities meet new energy efficiency resource standards and secured two new direct federal contracts.  Although these new initiatives were just started in 2009, we expect them to be strong contributors to our results beginning this year.”

“The fourth quarter did mark a particularly difficult period in the year” continued Mr. Asplund.  The shortfall in expected revenues was due primarily to a delay in a significant number of projects with our ESCO customers.  We believe these delays are due to public sector customers waiting to see if they receive any stimulus funds which would reduce the funds needed to finance their project.  We have begun to see some ARRA financed projects released as evidence by the recent announcement of our energy engineering contract with a municipality.  Therefore, we remain confident this sector will contribute to our growth in 2010 and beyond but remain vigilant in aggressively managing our associated costs.”

“2010 represents an exciting new year for Lime Energy” concluded Mr. Asplund.  “We enter the year with a strong platform that provides a broad array of energy efficiency solutions to a diversified customer base.  Our balance sheet is the strongest it has been in the Company’s history, having virtually no debt and approximately $23 million in cash.  Therefore, we believe we are well positioned to increase market share, grow revenue and realize significant operating leverage from the expected continued increase in demand for energy efficiency from both the public and private sectors.”

Results for the three-month period ended December 31, 2009

•                  Revenue declined $8.3 million or 29.2%, to $20.3 million for the three-month period ended December 31, 2009, from $28.6 million for the same period in 2008.

•                  Gross profit decreased $2.9 million or 45.9% to $3.5 million during the fourth quarter of 2009 compared to $6.4 million for the fourth quarter of 2008.  The gross margin for the fourth quarter of 2009 was 17.2% compared to 22.5% for the fourth quarter of 2008.

•                  Selling, general and administrative expense increased $1.6 million or 28.7% to $7.4 million during the three-month period ended December 31, 2009 compared to $5.8 million for the same period in 2008.  This increase was primarily due to investments in new initiatives that are expected to be significant contributors to 2010 results.

•                  The loss from continuing operations increased $6.4 million to $7.1 million during the fourth quarter of 2009 from $707,000 in the year earlier period.  The fourth quarter 2009 loss from continuing operations included a one-time non-cash charge of $2.7 million related to the write-off the trade name associated with a prior acquisition and a $300,000 reserve for a legal settlement.

•                  The loss from discontinued operations decreased $64,000 or 15.1% to $361,000 for the fourth quarter of 2009 from $425,000 for the fourth quarter of 2008.

•                  The fourth quarter net loss increased $5.4 million to $6.5 million compared to $1.1 million for the fourth quarter of 2008.

•                  The basic and diluted net loss per share from continuing operations for the fourth quarter of 2009 increased $0.15 to $0.26 per share from $0.11 per share for the fourth quarter of 2008.

•                  Adjusted EBITDA* loss increased $5.2 million to $3.3 million during the three-month period ended December 31, 2009 from income of $1.9 million in the year earlier period.

Results for the twelve-month period ended December 31, 2009

•                  Revenue increased $15.8 million or 28.8%, to $70.8 million for the twelve-month period ended December 31, 2009 compared to $55.0 million for the twelve-month period ended December 31, 2008.  Revenue increased $5.7 million or 8.7% compared to pro forma revenue for the twelve-month period ended December 31, 2008 of $65.1 million, assuming the acquisition of Applied Energy Management, Inc. had taken place on January 1, 2008.

•                  Gross profit increased $1.9 million or 16.4%, to $13.6 million for the twelve months ended December 31, 2009 compared to $11.7 million for the twelve months ended December 31, 2008.  Gross profit increased $180 thousand or 1.3% when compared to the gross profit for the twelve months ended December 31, 2008 on a pro forma basis.

•                  Selling, General and Administrative expense increased $5.8 million or 32.3%, to $23.9 million for the twelve-month period ended December 31, 2009 compared to $18.1 million for the same period in 2008.  SG&A expense increased $1.6 million or 7.3%, when compared to SG&A expense for the twelve months ended December 31, 2008 on a pro forma basis of $22.3 million.

•                  The loss from continuing operations increased $6.7 million or 63.7%, to $17.3 million in 2009, from $10.6 million in 2008.  The loss from continuing operations increased $2.9 million, or 20.0%, from $14.4 million on a pro-forma basis.  The 2009 results included a one-time non-cash charge of $2.7 million related to the write-off the trade name associated with a prior acquisition and a $300,000 reserve for a legal settlement.

•                  The loss from discontinued operations declined $694,000 to $1.8 million in 2009, from $2.5 million in 2008.

•                  Net loss increased $5.0 million or 38.3%, to $18.0 million during the first twelve months of 2009, compared to $13.0 million for the same period in 2008.  The net loss increased $1.1 million or 6.8%, when compared to the net loss for the twelve-month period ended December 31, 2008 on a pro forma basis.

•                  The basic and diluted loss per share from continuing operations declined $0.17 to a loss of $1.12 per share for the twelve-month period ended December 31, 2009 compared to a loss of $1.29 per share for the same period in 2008.  The basic and diluted loss per share from continuing operations declined $0.54 when compared to the basic and diluted loss per share from continuing operations of $1.66 for the first twelve months of 2008 on a pro forma basis.

•                  Adjusted EBITDA* loss increased $6.2 million to $7.8 million for the first twelve months of 2009 compared to $1.6 million for the same period in 2008.  The Adjusted EBITDA loss increased $3.6 million when compared to a loss of $4.2 million for the Twelve-month period ended December 31, 2008 on a pro forma basis.

*     Please see the reconciliation of non-GAAP financial measures and Regulation G disclosure later in this press release.

2009 Business Highlights

•                  Closed the second tranche of our private placement announced in November 2008, raising over $3 million, primarily from executive officers and directors

•                  Completed our acquisition of Advanced Biotherapy, Inc. in exchange for shares of our common stock.  At the time of the acquisition, Advanced Biotherapy’s assets included over $7 million in cash

•                  Expanded executive management team and realigned organizational structure to more efficiently manage and grow our business

•                  Created a National Accounts sales force focused on multi-facility, multi-service corporate clients and expanding new and existing ESCO relationships

•                  Expanded engineering and marketing efforts to include utility demand side management programs announcing new contracts for up to $37 million in programs

•                  Qualified for our first ID/IQ federal contract to participate as one of three eligible companies in the Army Corp of Engineers Facility Repair and Renewal program which has availability of approximately $200 million remaining under the program

•                  Awarded contracts for up to $28.5 million in projects with the U.S. Postal Service

•                  Completed the sale of the assets of the Energy Technology segment

•                  Appointed two new Directors

•                  Completed a follow-on underwritten offering raising approximately $30 million

•                  Completed conversion of all outstanding derivative securities and repayment of substantially all debt

•                  Re-launched Lime Finance to provide extended payment options for corporate customers

Financial Outlook

We currently have about $90 million in backlog, which is the largest and most diversified backlog in our history.  We define backlog as projects which we have under formal binding contract or projects which have either been awarded to Lime or our ESCO customers.  We therefore expect our total revenue for 2010 to be between $95 million and $100 million with an adjusted EBITDA loss of between $3 million and $4 million. We further expect our revenue to be heavily weighted toward the third and fourth quarters due to the combination of the expected timing of stimulus funded projects, the continuing ramp up of our utility program management business and the typical seasonal pattern of revenue for our C&I business.  We expect our first quarter revenue to be between $11 million and $11.5 million.

LIME ENERGY CO.
Condensed Consolidated Statement of Operations
(Unaudited, $ Thousands)

	Three Months Ended
	Decmber 31		Change
	2009	2008	$	%

Revenue	$20,279	$28,641	$(8,362)	-29.2%
Cost of sales	16,795	22,206	(5,411)	-24.4%
Gross profit	3,484	6,435	(2,951)	-45.9%

Selling, general and administrative	7,427	5,769	1,658	28.7%
Amortization of intangibles	294	584	(290)	-49.7%
Impairment loss	2,652	—	2,652	—
Operating loss	(6,889)	82	(6,971)	-8501.2%

Total other income (expense)	(259)	(789)	530	-67.2%
Loss from continuing operations	(7,148)	(707)	(6,441)	911.0%

Loss from discontinued operations	(361)	(425)	64	-15.1%
Loss before income tax benefit	(7,509)	(1,132)	(6,377)	563.3%

Income tax benefit	1,034	—	1,034	—
Net Loss	(6,475)	(1,132)	(5,343)	472.0%

Preferred Stock Dividends	—	(288)	288	-100.0%
Net Loss Available to Common Shareholders	$(6,475)	$(1,420)	$(5,055)	356.0%

Basic and diluted loss per common share from continuing operations	$(0.26)	$(0.11)

Discontinued operations	(0.02)	(0.05)

Basic and Diluted Loss Per Common Share	$(0.28)	$(0.16)

Weighted Average Common Shares Outstanding	23,504	9,146

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

(Unaudited, $ Thousands)

	Twelve Months Ended
		12/31/2008	12/31/2008	Change from 2008 Historical		Change from 2008 Pro-forma
	12/31/2009	Historical	Pro-forma (1)	$	%	$	%

Revenue	$70,802	$54,975	$65,112	$15,827	28.8%	$5,690	8.7%
Cost of sales	57,192	43,281	51,682	13,911	32.1%	5,510	10.7%
Gross profit	13,610	11,694	13,430	1,916	16.4%	180	1.3%

Selling, general and administrative	23,940	18,100	22,306	5,840	32.3%	1,634	7.3%
Amortization of intangibles	1,221	1,568	2,129	(347)	-22.1%	(908)	-42.6%
Impairment loss	2,652	—	—	2,652	—	2,652	—
Operating loss	(14,203)	(7,974)	(11,005)	(6,229)	78.1%	(3,198)	29.1%

Total other income (expense)	(3,073)	(2,581)	(3,393)	(492)	19.1%	320	-9.4%
Loss from continuing operations	(17,276)	(10,555)	(14,398)	(6,721)	63.7%	(2,878)	20.0%

Loss from discontinued operations	(1,786)	(2,480)	(2,480)	694	-28.0%	694	-28.0%
Loss before income tax benefit	(19,062)	(13,035)	(16,878)	(6,027)	46.2%	(2,184)	12.9%

Income tax benefit	1,034	—	—	1,034	—	1,034	—
Net Loss	(18,028)	(13,035)	(16,878)	(4,993)	38.3%	(1,150)	6.8%

Preferred Stock Dividends	(1,499)	(288)	(288)	(1,211)	420.5%	(1,211)	420.5%
Net Loss Available to Common Shareholders	$(19,527)	$(13,323)	$(17,166)	$(6,204)	46.6%	$(2,361)	13.8%

Basic and diluted loss per common share from continuing operations	$(1.12)	$(1.29)	$(1.66)

Discontinued operations	(0.11)	(0.30)	(0.28)

Basic and Diluted Loss Per Common Share	$(1.23)	$(1.59)	$(1.94)

Weighted Average Common Shares Outstanding	15,893	8,382	8,835

(1)           Assumes the acquisition of Applied Energy Management, Inc. had closed on January 1, 2008

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures that we use to manage the company’s business fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission.  We have included these non-GAAP measures in the press release because we believe they may provide readers with additional meaningful comparisons to prior reported results.

A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	Decmber 31			12/31/2008	12/31/2008
	2009	2008	12/31/2009	Historical	Pro-forma (1)

Net Loss	$(6,475)	$(1,132)	$(18,028)	$(13,035)	$(16,878)

Depreciation and amortization	411	853	1,906	2,540	3,101
Interest expense (income), net	259	789	3,073	2,581	3,393
Provision for income taxes	(1,034)	—	(1,034)	—	—

EBITDA	(6,839)	510	(14,083)	(7,914)	(10,384)

Share based compensation	476	922	1,803	3,784	3,727
Asset impairment	2,652	—	2,652	—	—
Discontinued operations	361	425	1,786	2,480	2,480

Adjusted EBITDA	$(3,350)	$1,857	$(7,842)	$(1,650)	$(4,177)

(1)   Assumes the acquisition of Applied Energy Management, Inc. had closed on January 1, 2008

About Lime Energy Co.

Lime Energy is a leading provider of integrated energy engineering, consulting and implementation solutions specializing in improving the energy efficiency of our clients’ facilities, reducing their operating costs and carbon emissions.  We focus on two specific markets: the commercial and industrial market, and the public sector market, working primarily with energy service companies (“ESCOs”).  Our clients include commercial and industrial businesses, property owners and managers, utilities, and ESCOs serving U.S. government and educational institutions.  We focus on deploying solutions to reduce the energy-related expenditures of our client’s facilities and the impact of their energy use on the environment, including energy efficient lighting upgrades, energy efficiency mechanical and electrical retrofit and upgrade services, water conservation, weatherization and renewable project development and implementation.  We provide energy efficiency solutions across all of our clients’ facilities, ranging from high-rise office buildings to manufacturing plants, retail sites, mixed use complexes and large, government sites to small, local facilities.  The company’s stock is traded on NASDAQ under the symbol LIME. Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.

Conference Call Information

The company will hold a conference call with investors on Tuesday, March 23rd at 4:30 pm ET to discuss these results.

Investors can access the call by calling toll free 800-599-9829 and use passcode 75363930. International callers can dial 617-847-8703 and use the same passcode.

The call will be available for replay until June 23, 2010 by dialing toll free 888-286-8010 or 617-801-6888. The replay will require use of passcode 77833883.

The call can also be accessed through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com. This call is being webcast by Thomson/CCBN and is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).

Lime Energy Investor Relations

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties are described in Lime Energy’s most recent Annual Report on Form 10-K or as may be described from time to Lime in Lime Energy’s subsequent SEC filings; such factors are incorporated herein by reference.

Additional Information

A full analysis of the twelve-month period results are available in the Company’s Form 10-K for the period ended December 31, 2009, which is available on the Company’s website at www.lime-energy.com or on EDGAR.